                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              NETSPEAK CORPORATION
                                (NAME OF ISSUER)

                         COMMON STOCK, $0.001 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   64115D 10 9
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [x]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 6 Pages

CUSIP No. 64115D 10 9       Schedule 13G                       Page 2 of 6 Pages

---------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                 Nortel Networks Corporation
---------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a)   [  ]

                                                                                                           (b)   [  ]
---------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                                           Canada
---------------------------------------------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
    NUMBER OF                                                     655,000
      SHARES       --------------------------------------------------------------------------------------------------
   BENEFICIALLY    6    SHARED VOTING POWER
     OWNED BY                                                        0
       EACH        --------------------------------------------------------------------------------------------------
    REPORTING      7    SOLE DISPOSITIVE POWER
   PERSON WITH                                                    655,000
                   --------------------------------------------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                                                                     0
---------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  655,000
---------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   4.6%
---------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                                                                    CO
---------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64115D 10 9            Schedule 13G                  Page 3 of 6 Pages


ITEM 1.

         (a)      Name of Issuer:

                  NetSpeak Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  902 Clint Moore Road, Suite 104
                  Boca Raton, Florida  33487

ITEM 2.

         (a)      Name of Person Filing:

                  Nortel Networks Corporation

         (b)      Address of Principal Business Office or, if none, Residence:

                  Nortel Networks Corporation
                  100-8200 Dixie Road
                  Brampton, ON  L6T 5P6

                  Attention: Corporate Secretary

         (c)      Citizenship:

                  Nortel Networks Corporation is a Canadian corporation

         (d)      Title of Class of Securities:

                  Common Stock, $0.001 par value

         (e)      CUSIP No.:

                  64115D 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

CUSIP No. 64115D 10 9       Schedule 13G                       Page 4 of 6 Pages



ITEM 4.           OWNERSHIP

         (a)      Amount Beneficially Owned:

                  655,000*

         (b)      Percent of Class:

                  4.6%

         (c)      Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote:

                        655,000

                  (ii)  shared power to vote or to direct the vote:

                        0

                  (iii) sole power to dispose or to direct the disposition of:

                        655,000

                  (iv)  shared power to dispose or to direct the disposition of:

                        0

*The 655,000 shares beneficially owned by Nortel Networks Corporation consists of shares of common stock of NetSpeak Corporation ("NetSpeak") that are held by Nortel Networks Inc., a wholly owned subsidiary of Nortel Networks Limited, which in turn is a wholly owned subsidiary of Nortel Networks Corporation.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

CUSIP No. 64115D 10 9       Schedule 13G                       Page 5 of 6 Pages



                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10.          CERTIFICATION

                  Not applicable.

CUSIP No. 64115D 10 9       Schedule 13G                       Page 6 of 6 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2001            NORTEL NETWORKS CORPORATION



                                      By: /s/ DOUGLAS BEATTY
                                          --------------------------------------
                                              Douglas Beatty
                                              Controller



                                      By: /s/ DEBORAH J. NOBLE
                                          --------------------------------------
                                              Deborah J. Noble
                                              Corporate Secretary